Exhibit 21.2

Subsidiaries of Kensington Capital Acquisition Corp. VI

Name of Subsidiary	Jurisdiction of Organization
Homeland Merger Sub, Inc.	Delaware
Homeland Merger Sub II, LLC	Delaware